EXHIBIT 15.1
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LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

June 2, 2003

Sterling Chemicals, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002-4312

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries for the periods ended March 31, 2003 and 2002, and December 31, 2002 and 2001, as indicated in our reports dated May 13, 2002, and February 18, 2003 (May 12, 2003 as to Notes 3 and 11), respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and in your Transition Report on Form 10-Q/A for the period from October 1, 2002 to December 31, 2002, respectively, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP